                                                                     Exhibit 2.1
Revised 11/22/95

                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement And Plan Of Reorganization is entered into effective this _____ day of November 1995, by and between Kazmir Kliffs, Inc. a Utah corporation (hereinafter referred to as the "Acquiror"), and Lanstar Semiconductor Corporation, a Texas corporation, (hereinafter referred to as the "Acquiree")

                                   RECITALS

     Acquiree Stockholders own all of the issued and outstanding capital stock of the Acquiree. The Acquiror desires to acquire not less than 81% of the issued and outstanding stock of the Acquiree making the Acquiree a majority owned subsidiary of the Acquiror and the majority of the Acquiree's stockholders desire to make an exchange of their voting shares of Acquiree solely for voting shares of the Acquiror's Common Stock to be exchanged as set out herein with said Acquiree stockholders.

     On October 17, 1995 the Acquiree held a Special Stockholder's Meeting for the purpose of having the Acquiree's stockholders review the terms of this Agreement and to approve the exchange of the Acquiree's stockholder's shares with shares issued by the Acquiror on the basis of exchanging one of the Acquiree's shares for one share of the Acquiror's shares as set forth herein.

     The Acquiree's stockholders attending the Special Stockholders Meeting in person or through proxies represented 90.5% of the Acquiree's issued and outstanding shares. The terms of this Agreement was voted upon and unanimously approved by a vote of 5,232,538 to -0-. The resolution approving the terms of this Agreement and directing the Acquiree's Board of Directors to enter into this Agreement is attached hereto and made a part hereof.

     NOW THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

                                   AGREEMENT

     1.   Plan of Reorganization. Acquiree stockholders are the stockholders
          ----------------------
signing this Agreement and are the owners of 96.5% of the issued and outstanding Common Stock of Acquiree. It is the intention of the parties hereto that not less than 81% of the issued and outstanding shares of common voting stock of the Acquiree ("Acquiree Shares") shall be acquired by the Acquiror in exchange sole for the Acquiror's Common voting stock of those of the Acquiree Stockholders that have agreed to the terms of this Agreement. It is the intention of the parties hereto that this entire transaction qualify under U.S. tax laws as a tax-free exchange under Section 368 or Section 351 of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

     2.   Exchange of Shares. The Acquiror and Acquiree Stockholders and the
          ------------------
Debenture Holders of Debentures that are convertible into the Acquiree's Common Stock have agreed to the terms of this Agreement and agree that their issued and outstanding shares of the Acquiree's Common Stock shall be exchanged at Closing (or subsequent to the Closing as defined hereunder) with up to a maximum of 8,500,000 shares of the Acquiror's voting common stock (or such lesser number of shares of common voting shares as agreed upon), it being the intent of this exchange that the Acquiree's stockholders shall exchange their shares of common voting stock for not less than eighty one percent (81%) of the total issued and outstanding of the Acquiror's shares of all classes as calculated on a fully diluted basis, subsequent to the Closing date.

     (a) The Acquiror shares will be delivered on the Closing Date (or subsequent to the Closing Date where required), as hereinafter defined, to Acquiree stockholders or Holders of Debentures convertible into shares of the Acquiree, in exchange for their Acquiree shares. With the exception of the Acquiree's stockholders described and stipulated in Paragraph 3 hereinbelow, the Acquiree stockholders agree that they will hold such Acquiror shares for investment purposes and not for further public distribution and agree that the Acquiror shares shall be appropriately restricted.

     (b) Following a recent 1 for 2 reverse split approved by the Acquiror's stockholders, the Acquiror currently has 1,500,000 shares of common stock (representing all classes of stock issued) on a fully diluted basis outstanding and issued.

     (c) The Acquiror shall issue up to a maximum of 8,500,000 shares of its common voting shares in exchange for the Acquiree's common voting shares or to Debenture Holders of the Acquiree who have elected to convert their Debentures into shares of the Acquiree at the Closing, (or subsequent to the Closing Date as required) representing the consideration Acquiror is giving for the outstanding Acquiree shares. It is contemplated that the Acquiror will issue Acquiror shares to Acquiree stockholders on a pro rata basis for Acquiree shares acquired. Thus Acquiror will issue up to 8,500,000 Acquiror shares to Acquiree stockholders and Debenture Holders in the event all outstanding shares of common stock of the Acquiree and all shares issued to convert outstanding Debentures into shares of the Acquiree are acquired from Acquiree stockholders.

          (i) Up to a maximum of 6,115,500 Acquiror shares shall be restricted in accordance with Rule 144 of the Securities Act and shall be so noted on the face of the certificate. (Exhibit "A")

          (ii) Up to a maximum of 1,996,517 Acquiror shares Exhibit "B" and "C") shall be restricted in accordance with Paragraph 3 hereinbelow.

     (d) It is the intent to make this offer to all Acquiree Stockholders and Debenture Holders, holding Debentures that are convertible into Acquiree shares. To the extent that any of said Acquiree stockholders and/or Debenture Holders elect not to accept said offer, the number of Acquiror shares to be issued will be reduced on a pro rata basis. However, this transaction shall closed only in the event Acquiror is able to acquire at least 81% of the outstanding Acquiree shares.

     3.   Shares Held For Investment. Prior to the exchange of shares as
          --------------------------
contemplated by this Agreement, the Acquiree had in the aggregate and on a fully diluted basis, inclusive of all shares that may be converted into Acquiree shares under the terms of a series of convertible debentures issued by Acquiree or Acquiree's founding corporation, approximately 8,500,000 issued and outstanding common voting stock shares, including the shares underlying the
                                                                        ---
debentures convertible into shares, (collectively referred to as the "Acquiree's Securities") specimen of the debenture is attached hereto and made a part hereof.

     (a) Subsequent to the exchange of shares, up to 1,996,517 of the Acquiree's Securities may be issued under the terms of a series of debentures which are convertible into Acquiree shares relying on an exemption from registration with the Securities And Exchange Commission afforded by Rule 504 of Regulation D of Section 4(2) of the Securities And Exchange Act of 1933. (See Exhibits "A", "B" and "C")

     (b) These shares will be issued in compliance with all relevant federal and state rules and regulations and are believed to be freely tradeable. Of the total of 1,996,517 shares that may be issued, the Acquiree has entered into a "market hold-off" agreement with such stockholders and debenture holders representing a total of 946,517 shares issued or to be issued upon the conversion of debentures preventing these shares form being offered for sale for a period of 180 days subsequent to the Closing date and such shares will be appropriately restricted by a legend on the face of the certificates.

     4.   Delivery Of Shares. On the Closing Date or continuation thereof (as
          ------------------
hereinafter defined), the Acquiree stockholders and Acquiree Debenture Holders (as the case may be) will deliver certificates representing their Acquiree shares or the certificates underlying those debentures being offered for conversion to shares of the Acquiree (as the case may be) to the Acquiror duly endorsed so as to make the Acquiror the sole owner thereof, free and clear of all claims and encumbrances; and on such Closing Date or continuation thereof, the Acquiror will deliver to the Acquiror shares to the Acquiree stockholders which will be appropriately restricted as to transfer (as stipulated in Paragraphs 2c and 3 hereinabove).
-------------------

     5.   Representation of Acquiree Stockholders and Debenture Holders.
          -------------------------------------------------------------
Acquiree Stockholders and Debenture Holders hereby represent and warrant each only as to its own Acquiree Shares, effective this date and the Closing Date as follows:

     (a) Except as may be set forth in any exhibit hereto, the Acquiree Shares are free from claims, liens, or other encumbrances and at the Closing Date, Acquiree Stockholders and Debenture Holders will have good title and the unqualified right of transfer and dispose of such Acquiree Shares, (inclusive of the shares underlying the outstanding convertible Debentures)

     (b) Each Acquiree Stockholder is the sole owner of the issued and outstanding shares of common stock of Acquiree as set forth on the signature page hereof.

     6.   Representations of Acquiree. Acquiree hereby represents and warrants
          ---------------------------
that, with respect to the Acquiree Shares and as to the Acquiree, effective this date and the Closing Date, the representations listed below are true and correct:

     (a) The Acquiree Shares, inclusive of the Acquiree's shares underlying the Debentures, constitute validly authorized and issued shares of Acquiree fully-paid price and nonassessable.

     (b) Audited Acquiree financial statements prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) , for the period ended August 31, 1995 ("Acquiree Financial Statements") are attached hereto as Schedule "D". Said Acquiree Financial Statements are complete, accurate and fairly represent the financial condition of Acquiree as of the date thereof and the results of its operations for the periods covered.

     Presently there are no, and at Closing there shall be no, material liabilities, either fixed or contingent, not reflected in the Acquiree Financial Statements other than contracts or obligations in the ordinary and usual course of business; and no such contracts or obligations in the usual course of business constitute liens or other liabilities which, if disclosed, would materially alter the financial condition of Acquiree as reflected in such financial statements unless described in any exhibit hereto.

     (c) Acquiree is not involved in any material pending litigation or governmental investigation or proceeding not reflected in such Acquiree Financial Statement, or otherwise disclosed in writing to Acquiror and, to the best knowledge of Acquiree Stockholders, no litigation, claims, assessments, or governmental investigation or proceedings are threatened against Acquiree.

     (d) As of the Closing Date, Acquiree will be in good standing in its jurisdiction of incorporation, and will be in good standing and duly qualified to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would not have a material adverse effect on the business of Acquiree.

     (e) Acquiree has filed all governmental, tax or related returns and reports due or required to be filed and has paid or accrued all taxes or assessments which have become due as of the Closing Date.

     (f) Except as disclosed on any Exhibit, Acquiree has not to its knowledge materially breached any agreement to which it is a party.

     (g)  Acquiree has no subsidiary corporations.

     (h) The corporate financial records, contracts, minute books, and other corporate documents and records of Acquiree are to be reasonably available to present management of Acquiror prior to the Closing Date.

     (i) The execution of this agreement will not, to the knowledge of Acquiree, materially violate or breach any agreement, contract, or commitment to which Acquiree or Acquiree Stockholders are a party and has been duly authorized by all appropriate and necessary action.

     (j) The authorized capitalization of Acquiree is as set forth in the Acquiree Financial Statements. Acquiree has only the capital stock authorized as set forth in said Acquiree Financial Statements and all outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof. Other than the outstanding options and debentures listed in the notes to the Acquiree Financial Statements, there are no outstanding convertible securities, warrants or options which may cause authorized but unissued shares to be issued to any person.

     7.   Representations of Acquiror. Acquiror hereby represents and warrants
          ---------------------------
     as follows:

     (a). As of the Closing Date, the Acquiror Shares to be delivered to the Acquiree Stockholders will be duly authorized and will constitute valid and legally issued shares of capital stock of the Acquiror, full paid and nonassessable, and the Acquiror Shares of Common Stock will be legally equivalent in all respects to Common Stock of the Acquiror's issued and outstanding shares Common Stock as of the date hereof subject to resale restrictions under Rule 144 and pursuant to 3(b) above.

     (b). The officers and directors of the Acquiror are duly authorized to execute this Agreement and have taken all action required by law, applicable agreements and governing corporate instruments to properly and legally execute this Agreement. The execution hereof and performance hereunder will not violate the provisions of the Acquiror's Articles of Incorporation or ByLaws and will not constitute a breach of any agreement to which the Acquiror is a party.

     (c). The Acquiror has delivered audited year-end financial statements for its prior three (3) years ending December 31, 1994, 1993 and 1992 respectively ("Acquiror's Financial Statements"), and at Closing shall deliver all of its financial records to persons appointed as the new management of the Acquiror. The Acquiror's Financial Statements are presently, and at Closing shall be, true, correct, complete and accurate; there are not presently, and at the Closing there shall be no material liabilities, either fixed or contingent, not reflected in Acquiror's Financial Statements. Acquiror's Financial Statements fairly and accurately reflect the financial condition of the Acquiror as of the dates thereof and the results of operations for the periods reflected therein. The Acquiror's Financial Statements have been prepared in accordance with the general accepted accounting principles in the United States, consistently applied, except as otherwise stated therein.

     (d). Since the date of the Acquiror's Financial Statements there shall not have been, and as of the Closing Date there shall not be, any material adverse changes in the financial position of the Acquiror. The Acquiror shall have no liabilities or debts, fixed or contingent, as of the Closing Date, and shall have paid or made provisions to pay all of the costs of the closing of this transaction.

     (e). The Acquiror is not involved in any pending litigation, claims, or governmental investigation or proceeding not reflected in the Acquiror's Financial Statements or otherwise disclosed in writing to the Acquiree and the Acquiree Stockholders and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of the Acquiror's management, threatened or contemplated against the Acquiror.

     (f). As of the Closing Date, and the date hereof, the Acquiror is duly organized, validly existing and in good standing under the laws of the state of Utah; it has the corporate power to own its assets and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to qualify would not have a material adverse effect on the Acquiror.

     (g). The Acquiror has filed all federal, state, county and local income, excise, property and other tax returns, forms or reports, which are due or required to be filed by it prior to the date hereof and has paid or made adequate provision for the payment of all taxes, fees, or assessments which have, or may become, due pursuant to such returns or pursuant to any assessments received.

     (h). The Acquiror has not breached, nor is there any pending or threatened claims that the Acquiror has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or to which it is bound and the execution and the performance of this Agreement will not violate any provision of applicable law of any agreement to which the Acquiror is subject. All material contracts, commitments and agreements to which the Acquiror is a party, including all dealings or relationships with related parties or affiliates are listed on Exhibit "A" attached hereto.

     (i) As of the Closing Date, after giving affect to the 1 for 2 reverse stock split, but prior to the issuance of up to 8,500,000 post split shares as provided for hereunder and as described herein, the outstanding capitalization of the Acquiror will be 1,500,000 shares of Common Stock, $.001 par value per share.

     All outstanding shares of the Acquiror have been duly authorized, validly issued and fully paid. There are no outstanding or presently authorized securities, warrants, options, pre-preemptive rights, rights of first refusal, registration rights, or related commitments on behalf of the Acquiror, of any nature not reflected in the Acquiror's Financial Statements.

     (j)  The Acquiror has no subsidiary corporations.

     (k) The shares of restricted Common Stock of the Acquiror to be issued to the Acquiree Stock Holders at the time of the Closing will be duly authorized, validly issued, nonassessable and fully paid under applicable corporate law and will be issued in a non-public offering and isolated transaction in compliance with all federal and state securities laws.

     (l) As of the date of this Agreement, the Acquiror has, and at the Closing Date it will have, disclosed to the Acquiree and Acquiree's Stockholders all events, conditions and facts materially affecting the Acquiror's business, finances and legal status.

     (m) The Acquiror's Minute Books, financial records and other documents are available to the Acquiree prior to the Closing Date and turned over in their entirety to the newly appointed management at the Closing.

     (n)  This Agreement is enforceable in accordance with its terms.

     8.   Closing Date. The Closing Date ("Closing Date" or "Closing") herein
          ------------
referred to, is expected to be held on or before November 27th, 1995, or as soon as practicable thereafter and may continue with subsequent Closings for a period of two weeks. At the Closing, or continuation thereof, the Acquiree Stockholders will be deemed to have accepted delivery of the certificates of the Acquiror's Common Stock issued in their respective names, and in connection therewith, will make delivery of their Acquiree Stock Certificates to the Acquiror. Certain opinions, exhibits, etc. may be delivered subsequent to the Closing Date upon mutual agreement of the parties hereto.

     9.   Conditions Precedent to the Obligations of the Acquiree and Acquiree
          --------------------------------------------------------------------
Stockholders. All obligations of the Acquiree and Acquiree Stockholders under
------------
this Agreement are subject to fulfillment, prior to or as of the Closing Date of each of the following conditions:

     (a) The representations and warranties by or behalf of the Acquiror contained in this Agreement or in any certificate or document delivered to the Acquiree and Acquiree Stockholders pursuant to the provisions hereof shall be true, correct, complete and accurate in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

     (b) The Acquiror shall have preformed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior or at the Closing on the Closing Date.

     (c) The present Directors of Acquiror shall cause the appointment of all of the Acquiree Stockholders' nominees to the Board of Directors of the Acquiror as directed by Acquiree Stockholders. (Kurtis D. Hughes and Shirrell Hughes sole Officers and Directors shall resign as the existing Officer and Director of the Acquiror.)

     (d) The Shareholders of Acquiror shall have approved, by majority vote in accordance with Utah law, in a lawfully convened Stockholders' meeting, the following matters:

          1.   A 1 for 2 reverse stock split.

          2. The issuance of up to 8,500,000 Acquiror shares of Common Stock to Acquiree Stockholders.

          3. Election of new Directors Maxie Smith and Dennis Poole by the Acquiree Stockholders.

          4. Change of the Acquiror corporate name to Lanstar Semiconductor Inc., or a derivative thereof as determined by the Acquiree.

          5. Amendment to the Acquiror's Articles of Incorporation to adopt provisions wherein Officers and Directors of the Corporation shall not be libel to shareholders except in specific enumerated instances as allowed by Utah law.

     (e) All instruments and documents delivered to the Acquiree's Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for the Acquiree Stockholders

     (f) Evidence of complete release of liability of the Acquiror (if required) from all debts and liabilities which are reflected on the Acquiror's Financial Statements.

     10.  Conditions Precedent to the Obligations of the Acquiror. All
          -------------------------------------------------------
obligations of the Acquiree under this Agreement are subject to fulfillment, prior to or as of the Closing Date of each of the following conditions:

     (a) The representations and warranties by or behalf of the Acquiree contained in this Agreement or in any certificate or document delivered to the Acquiror pursuant to the provisions hereof shall be true, correct, complete and accurate in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

     (b) The Acquiree shall have preformed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior or at the Closing on the Closing Date.

     (c) Acquiree Stockholders shall have delivered to the Acquiror certificates representing the participating Acquiree Shares and a letter from each of the Acquiree's participating Stockholders commonly known as an "Investment Letter" acknowledging that the Acquiror shares are being acquired for investment purposes. The form of the Investment Letter is attached hereto as Exhibit "B".

     11.  Indemnification. Within the period provided for in paragraph 12 herein
          ---------------
and in accordance with the terms of that paragraph, the Acquiree and the Acquiror shall indemnify and hold each other harmless (the Acquiror shall indemnify the Acquiree as well as the Acquiree Stockholders) at all times after the date of the Agreement from and against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgements, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or nonfulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in, or omission from, any certificate furnished or to be furnished to a party hereunder.

     In the event of breach hereof by the Acquiror resulting in damages to the Acquiree or Acquiree's Stockholders in excess of $5,000, the Acquiror shall issue additional Acquiror shares to Acquiree Stockholders so as to equal the total damages based on the then fair market value of said Acquiror Shares.

     12.  Nature and Survival of Representations. All representations,
          --------------------------------------
warranties and covenants made by any party in this Agreement shall survive the closing hereunder and the consummation of the transactions contemplated hereby for two years from the date of the closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the closing of the transactions herein provided for and not upon any investigation upon which it might have made, or any representations, warranties, agreements, promises or information, written or oral made by the other party or any other person other than as specifically set forth herein.

     13.  Documents at Closing. At the Closing, the following transactions shall
          --------------------
occur, all of such transactions being deemed to occur simultaneously:

     (a) The holders of Debentures that are convertible into Common Shares of the Acquiree requesting the conversion of the Debentures into Acquiree shares and exchanging them under the terms of this Agreement with the Acquiree will deliver or cause to be delivered to the Acquiror the following:

          (1) Debenture Certificates in an amount convertible into one (1) share for each dollar of face value of the Debenture Certificate.

     (b) Acquiree Stockholders will deliver or cause to be delivered to Acquiror the following:

          (1) Stock certificates representing the Acquiree shares being exchanged hereunder, duly endorsed in blank.

          (2) A Certificate executed by the President and the Secretary of the Acquiree to the affect that all representations and warranties made by the Acquiree and the Acquiree Stockholders under this Agreement are true and correct as of the Closing, the same as though originally given to the Acquiror on that date:

          (3) A Certificate from the Acquiree's jurisdiction of Incorporation dated at or about the date of the Closing to the affect that the Acquiree is in good standing under the Laws of said jurisdiction.

          (4) Duly executed Investment Letters from the Acquiree Stockholders holding Restricted Shares under Rule 144 of the Securities Act.

          (5) Four copies of the duly executed Plan and Articles of Share Exchange.

          (6) Such other instruments, documents and certificates, if any, as are reasonably required to be delivered pursuant to the provisions of this Agreement.

     Acquiror will deliver or cause to be delivered at the Closing or at subsequent Closing for the shareholders of the Acquiree and the Debenture holders the following:

          (1) Stock Certificates approximately 8,500,000 post-split Acquiror Shares of Common Stock issued in full consideration of the exchange of shares with the Acquiree Shareholders or Acquiree Debenture Holders as described herein.

          (2) A Certificate of the President of Acquiror to the affect that all representations and warranties of the Acquiror made under this Agreement are true, correct and reaffirmed on the Closing Date, the same as though originally given to the Acquiree and the Acquiree Stock Holders on that date.

          (3) Certified copies of resolutions by the Acquiror's Board of Directors, including the resignation of the current Acquiror's Officers and Directors and resolutions of Stockholders authorizing this transaction;

          (4) A Certificate of the Secretary of the State of Utah dated at or about the date of the Closing that the Acquiror is in good standing under the laws of said state.

          (5) Copies of all executed Articles of Amendment to the Acquiror's Articles of Incorporation providing for any Amendments described and/or described herein, with certified copies provided as soon as the same are returned from the Secretary of State's office.

          (6)  All of the records of the Acquiror.

          (7)  All documents evidencing release of debts (if any).

          (8) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement including the turning over of control of corporate assets of the Acquiror (if any).

     14.  Miscellaneous.
          -------------

          (a)  Further assurances. At any time, and from time to time of the
               ------------------
date of this Agreement, each Party will execute such additional instruments and take such action as may be reasonably requested by the other Party to confirm or perfect or otherwise carry out the intent and purposes of this Agreement.

          (b)  Waiver. Any failure on the part of any Party hereto to comply
               ------
with any of its obligations, agreements or conditions hereunder may be waived in writing by the Party to whom such compliance is owed.

          (c)  Brokers. Other than the services provided by IIBC, Incorporated,
               -------
acting in their role as Financial Advisers to the Acquiree under the terms of an Agreement between IIBC, Incorporated and the Acquiree, neither party has employed any brokers or finders with regard to this Agreement.

          (d)  Notices. All notices and other communications hereunder shall be
               -------
in writing and shall be deemed to have been given if delivered in person or sent by pre-paid first class registered or express mail or certified mail, return receipt requested.

          (e)  Headings. The section and sub-section headings in this Agreement
               --------
are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any paragraph thereof.

          (f)  Counterparts. This Agreement may be executed simultaneously in
               ------------
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (h)  Entire Agreement. This Agreement constitutes the entire Agreement
               ----------------
of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

          (i)  Time. Time is of the essence.
               ----

          (j)  Severability. If any part of this Agreement is deemed, to be
               ------------
unenforceable, the balance of the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement the day, month and year first written above.

LANSTAR SEMICONDUCTOR CORPORATION

By:
    ------------------------------
                         Secretary

By:
    ------------------------------
                         President

Kazmir Kliffs, Inc.

By: /s/ Griffin Hughes
    ------------------------------
    Griffin Hughes       Secretary

By: /s/ [SIGNATURE APPEARS HERE]
    ------------------------------
                         President

By: /s/                                                     3,900,000 (shares)
    ------------------------------
          Jenalong Holdings

By: /s/ Maxie Smith                                           500,000 (shares)
    ------------------------------
            Maxie Smith

By: /s/ Steve Porter                                          100,000 (shares)
    ------------------------------
           Steve Porter

By: /s/ Henry A. Schwartz                                      68,513 (shares)
    ------------------------------
          Henry A. Schwartz

By: /s/ Harry Schwartz                                         68,512 (shares)
    ------------------------------
           Harry Schwartz

By: /s/ Marty  Clare                                           58,513 (shares)
    ------------------------------
           Marty  Clare

By: /s/ Barry  Clare                                           68,512 (shares)
    ------------------------------
           Barry  Clare

          (h) Entire Agreement. This Agreement constitutes the entire Agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

     (i)  Time.  Time is of the essence.
          ----

     (j)  Severability. If any part of this Agreement is deemed, to be
          ------------
unenforceable, the balance of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day, month and year first written above.


LANSTAR SEMICONDUCTOR CORPORATION

By: /s/ Steve Porter
    ------------------------------
    Steve Porter         Secretary

By: /s/ Maxie R. Smith
    ------------------------------
    Maxie R. Smith       President

Kazmir Kliffs, Inc.

By:
    ------------------------------
                         Secretary

By:
    ------------------------------
                         President

By: /s/ Jenalong Holdings                                    3,900,000 (shares)
    ------------------------------
    Jenalong Holdings

By: /s/ Maxie Smith                                            500,000 (shares)
    ------------------------------
    Maxie Smith

By: /s/ Steve Porter                                           100,000 (shares)
    ------------------------------
    Steve Porter

By: /s/ Henry A. Schwartz                                       68,513 (shares)
    ------------------------------
    Henry A. Schwartz

By: /s/ Harry Schwartz                                          68,512 (shares)
    ------------------------------
    Harry Schwartz

By: /s/ Marty  Clare                                            58,513 (shares)
    ------------------------------
    Marty  Clare

By: /s/ Barry  Clare                                            68,512 (shares)
    ------------------------------
    Barry  Clare